Griffon Corporation Announces First Quarter Results

NEW YORK, NEW YORK, January 29, 2015 – Griffon Corporation (“Griffon” or the “Company”) (NYSE: GFF) today reported results for the fiscal first quarter ended December 31, 2014.

Revenue totaled $502 million, increasing 11% from the prior year quarter reflecting 7% organic growth and a 6% contribution from acquisitions, partially offset by a 2% unfavorable impact from foreign currency translation. Home & Building Products (“HBP”) and Clopay Plastics (“Plastics”) revenue increased 24% and 1%, respectively, over the prior year quarter, while Telephonics revenue decreased 6%.

Segment adjusted EBITDA totaled $49.1 million, increasing 11% over the prior year quarter reflecting a 10% contribution from acquisitions and 5% organic growth, partially offset by a 4% unfavorable impact from foreign currency translation. Segment adjusted EBITDA is defined as net income excluding interest income and expense, income taxes, depreciation and amortization, unallocated amounts (mainly corporate overhead), restructuring charges and acquisition-related expenses.

Net income totaled $7.5 million, or $0.16 per share, compared to $3.2 million, or $0.06 per share, in the prior year quarter. Current quarter results included discrete tax provisions of $0.3 million or $0.01 per share.
The prior year quarter included restructuring costs of $0.8 million ($0.5 million, net of tax, or $0.01 per share), acquisition costs of $0.8 million ($0.5 million, net of tax, or $0.01 per share) and discrete tax benefits of $0.3 million, or $0.01 per share. Excluding these items, current quarter adjusted net income from continuing operations was $7.8 million, or $0.16 per share, compared to $4.0 million, or $0.07 per share, in the prior year quarter.

Ronald J. Kramer, Chief Executive Officer, commented, “We are pleased with our strong performance this quarter.  Our first quarter results reflect the impact of the strategic efficiency initiatives implemented over the past year driving significant EPS growth.  We are optimistic that our profitability this year will gain momentum through improved operations and strong demand for our products."

Segment Operating Results
Home & Building Products
Revenue totaled $272 million, increasing 24% compared to the prior year quarter reflecting 14% organic growth and a 12% contribution from acquisitions, partially offset by a 2% unfavorable impact from foreign currency translation. The AMES Companies, Inc. (“AMES”) revenue increased 38% compared to the prior year quarter primarily due to the inclusion of operating results of Northcote and Cyclone (+27%), and improved U.S. and Canadian snow tool sales (+6%), with the balance primarily due to improved North American pots and planters sales; currency translation was 3% unfavorable. Clopay Building Products ("CBP") revenue increased 14%, primarily due to increased volume (+9%) with the balance due to favorable product mix; currency translation was 1% unfavorable.

Segment adjusted EBITDA was $24.5 million, increasing 28% compared to the prior year quarter reflecting a 22% contribution from acquisitions and 12% organic growth, partially offset by a 6% unfavorable impact from foreign currency translation. In both periods, AMES experienced manufacturing inefficiencies in connection with its U.S. plant consolidation initiative undertaken in January 2013; this initiative was completed at the end of the current quarter. Management continues to estimate that these actions will result in annualized cash savings exceeding $10.0 million, based on current operating levels; savings will begin to be realized in the second quarter of fiscal 2015.

HBP recognized $0.8 million in restructuring and related exit costs for the quarter ended December 31, 2013; such charges primarily related to one-time termination benefits, facility and other personnel costs, and asset impairment charges related to the AMES initiative. There were no such charges in the current quarter.

Telephonics
Revenue totaled $90.7 million, decreasing 6% from the prior year quarter, primarily due to the timing of work performed on Multi-Mode Radars.

Segment adjusted EBITDA was $10.0 million, decreasing 19% from the prior year quarter, primarily attributable to reduced revenue and product mix.

Contract backlog totaled $496 million at December 31, 2014, compared to $494 million at September 30, 2014, with approximately 69% expected to be fulfilled within the next twelve months.

Plastic Products
Revenue totaled $139.8 million increasing 1%, compared to the prior year quarter reflecting increased volume (+3%) and the pass through of increased resin costs in customer selling prices (+2%); currency translation was 4% unfavorable. Plastics adjusts selling prices based on underlying resin costs on a delayed basis.

Segment adjusted EBITDA was $14.6 million, increasing 14% from the prior year quarter mainly due to a change in the impact of resin pricing pass through (+15%), partially offset by the impact of unfavorable foreign exchange (-5%) with the quarter also benefiting from improved operations and increased volume.

Taxes
The effective tax rate for the quarter ended December 31, 2014 was 37.8% compared to 32.4% in the comparable prior year quarter. The current and prior year tax rates reflect the impact of permanent differences not deductible in determining taxable income, changes in earnings mix between domestic and non-domestic operations, and tax reserves.

The quarter ended December 31, 2014 included a net tax provision of $0.3 million for discrete items resulting primarily from the provision for taxes on repatriation of foreign earnings, partially offset by the benefit of the retroactive extension of the federal R&D credit signed into law December 19, 2014, and release of a valuation allowance. The comparable prior year quarter included $0.3 million of benefits from discrete items primarily resulting from release of previously established reserves for uncertain tax positions on conclusion of tax audits and benefits arising on the filing of tax returns in various jurisdictions.

Excluding discrete items, the effective tax rate for the quarter ended December 31, 2014 was 34.9% compared to 38.4% in the comparable prior year quarter.

Balance Sheet and Capital Expenditures
At December 31, 2014, the Company had cash and equivalents of $47 million, total debt outstanding of $809 million, net of discounts, and $181 million available for borrowing under its revolving credit facility. Capital expenditures were $19 million in the current quarter.

Share Repurchases
On May 1, 2014, Griffon’s Board of Directors authorized the repurchase of up to $50 million of Griffon’s outstanding common stock. Under this program, the Company may purchase shares, depending upon market conditions, in open market, including pursuant to a 10b5-1 plan, or privately negotiated transactions. During the quarter ended December 31, 2014, Griffon purchased 1,025,041 shares of common stock under this program, for a total of $12.3 million or $11.99 per share. At December 31, 2014, $26.6 million remains under the current Board authorization.

Since August 2011, through December 31, 2014, Griffon has repurchased 12,464,347 shares of its common stock for a total of $134.5 million or $10.79 per share.

Conference Call Information
The Company will hold a conference call today, January 29, 2015, at 4:30 PM ET.

The call can be accessed by dialing 1-888-710-3981 (U.S. participants) or 1-913-312-1413 (International participants). Callers should ask to be connected to the Griffon Corporation teleconference or provide conference ID number 6835860.

A replay of the call will be available starting on January 29, 2015 at 7:30 PM ET by dialing 1-877-870-5176 (U.S.) or 1-858-384-5517 (International), and entering the conference ID number: 6835860. The replay will be available through February 12, 2015.

Forward-looking Statements
“Safe Harbor” Statements under the Private Securities Litigation Reform Act of 1995: All statements related to, among other things, income (loss), earnings, cash flows, revenue, changes in operations, operating improvements, industries in which Griffon operates and the United States and global economies that are not historical are hereby identified as “forward-looking statements” and may be indicated by words or phrases such as “anticipates,” “supports,” “plans,” “projects,” “expects,” “believes,” “should,” “would,” “could,” “hope,” “forecast,” “management is of the opinion,” “may,” “will,” “estimates,” “intends,” “explores,” “opportunities,” the negative of these expressions, use of the future tense and similar words or phrases. Such forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statements. These risks and uncertainties include, among others: current economic conditions and uncertainties in the housing, credit and capital markets; the Griffon's ability to achieve expected savings from cost control, integration and disposal initiatives; the ability to identify and successfully consummate and integrate value-adding acquisition opportunities; increasing competition and pricing pressures in the markets served by Griffon’s operating companies; the ability of Griffon’s operating companies to expand into new geographic and product markets, and to anticipate and meet customer demands for new products and product enhancements and innovations; reduced military spending by the government on projects for which Griffon’s Telephonics Corporation supplies products, including as a result of sequestration at such time as the budgetary cuts mandated by sequestration begin to take effect; the ability of the federal government to fund and conduct its operations; increases in the cost of raw materials such as resin, wood and steel; changes in customer demand or loss of a material customer at one of Griffon's operating companies; the potential impact of seasonal variations and uncertain weather patterns on certain of Griffon’s businesses; political events that could impact the worldwide economy; a downgrade in the Griffon’s credit ratings; changes in international economic conditions including interest rate and currency exchange fluctuations; the reliance by certain of Griffon’s businesses on particular third party suppliers and manufacturers to meet customer demands; the relative mix of products and services offered by Griffon’s businesses, which could impact margins and operating efficiencies; short-term capacity constraints or prolonged excess capacity; unforeseen developments in contingencies, such as litigation and environmental matters; unfavorable results of government agency contract audits of Telephonics Corporation; Griffon’s ability to adequately protect and maintain the validity of patent and other intellectual property rights; the cyclical nature of the businesses of certain Griffon’s operating companies; and possible terrorist threats and actions and their impact on the global economy. Such statements reflect the views of the Company with respect to future events and are subject to these and other risks, as previously disclosed in the Company’s Securities and Exchange Commission filings. Readers are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements speak only as of the date made. Griffon undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

About Griffon Corporation
Griffon Corporation is a diversified management and holding company that conducts business through wholly owned subsidiaries. Griffon oversees the operations of its subsidiaries, allocates resources among them and manages their capital structures. Griffon provides direction and assistance to its subsidiaries in connection with acquisition and growth opportunities as well as in connection with divestitures. In order to further diversify, Griffon also seeks out, evaluates and, when appropriate, will acquire additional businesses that offer potentially attractive returns on capital.

Griffon currently conducts its operations through three reportable segments:

•	Home & Building Products consists of two companies, The AMES Companies, Inc. and Clopay Building Products Company, Inc.:

•	AMES is a global provider of non-powered landscaping products that make work easier for homeowners and professionals.

•	CBP is a leading manufacturer and marketer of residential, commercial and industrial garage doors to professional installing dealers and major home center retail chains.

•	Telephonics Corporation designs, develops and manufactures high-technology, integrated information, communication and sensor system solutions for use in military and commercial markets worldwide.

•
Clopay Plastic Products Company, Inc. is an international leader in the development and production of embossed, laminated and printed specialty plastic films used in a variety of hygienic, health-care and industrial applications.

For more information on Griffon and its operating subsidiaries, please see the Company’s website at www.griffoncorp.com.

Company Contact:            Investor Relations Contact:
Douglas J. Wetmore            Michael Callahan
EVP & Chief Financial Officer        Senior Vice President
Griffon Corporation            ICR Inc.
(212) 957-5000                (203) 682-8311
712 Fifth Avenue, 18th Floor
New York, NY 10019

Griffon evaluates performance and allocates resources based on each segment's operating results before interest income and expense, income taxes, depreciation and amortization, unallocated amounts (mainly corporate overhead), restructuring charges and acquisition-related expenses, as applicable ("Segment adjusted EBITDA"). Griffon believes this information is useful to investors.

The following table provides a reconciliation of Segment adjusted EBITDA to Income before taxes:

GRIFFON CORPORATION AND SUBSIDIARIES
OPERATING HIGHLIGHTS
(in thousands)
(Unaudited)

	For the Three Months Ended December 31,
REVENUE	2014	2013
Home & Building Products:
AMES	$133,110	$96,608
CBP	138,600	121,842
Home & Building Products	271,710	218,450
Telephonics	90,658	96,025
Plastics	139,792	138,983
Total consolidated net sales	$502,160	$453,458

Segment adjusted EBITDA:
Home & Building Products	$24,470	$19,067
Telephonics	10,032	12,396
Plastics	14,551	12,743
Total Segment adjusted EBITDA	49,053	44,206
Net interest expense	(11,637)	(13,101)
Segment depreciation and amortization	(17,147)	(16,696)
Unallocated amounts	(8,264)	(7,983)
Restructuring charges	—	(842)
Acquisition costs	—	(798)
Income before taxes	$12,005	$4,786

The following is a reconciliation of each segment's operating results to Segment adjusted EBITDA:

GRIFFON CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
BY REPORTABLE SEGMENT
(in thousands)
(Unaudited)

	Three Months Ended December 31,
	2014	2013
Home & Building Products
Segment operating profit	$16,369	$9,393
Depreciation and amortization	8,101	8,034
Restructuring charges	—	842
Acquisition costs	—	798
Segment adjusted EBITDA	24,470	19,067

Telephonics
Segment operating profit	7,517	10,652
Depreciation and amortization	2,515	1,744
Segment adjusted EBITDA	10,032	12,396

Clopay Plastic Products
Segment operating profit	8,020	5,825
Depreciation and amortization	6,531	6,918
Segment adjusted EBITDA	14,551	12,743

All segments:
Income from operations - as reported	24,093	16,981
Unallocated amounts	8,264	7,983
Other, net	(451)	906
Segment operating profit	31,906	25,870
Depreciation and amortization	17,147	16,696
Restructuring charges	—	842
Acquisition costs	—	798
Segment adjusted EBITDA	$49,053	$44,206

Unallocated amounts typically include general corporate expenses not attributable to any reportable segment.

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE INCOME (LOSS)
(in thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,
	2014	2013
Revenue	$502,160	$453,458
Cost of goods and services	384,171	347,955
Gross profit	117,989	105,503

Selling, general and administrative expenses	93,896	87,680
Restructuring and other related charges	—	842
Total operating expenses	93,896	88,522

Income from operations	24,093	16,981

Other income (expense)
Interest expense	(11,754)	(13,134)
Interest income	117	33
Other, net	(451)	906
Total other expense, net	(12,088)	(12,195)

Income before taxes	12,005	4,786
Provision for income taxes	4,534	1,550
Net income	$7,471	$3,236

Basic income per common share	$0.16	$0.06
Weighted-average shares outstanding	46,310	52,754

Diluted income per common share	$0.16	$0.06
Weighted-average shares outstanding	48,136	54,633

Net income	$7,471	$3,236
Other comprehensive income (loss), net of taxes:
Foreign currency translation adjustments	(15,500)	(3,137)
Pension and other post retirement plans	353	316
Loss on cash flow hedge	(74)	—
Loss on available-for-sale securities	(962)	—
Total other comprehensive income (loss), net of taxes	(16,183)	(2,821)
Comprehensive income (loss), net	$(8,712)	$415

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	(Unaudited) At December 31, 2014	At September 30, 2014
CURRENT ASSETS
Cash and equivalents	$46,566	$92,405
Accounts receivable, net of allowances of $7,506 and $7,336	237,177	258,436
Contract costs and recognized income not yet billed, net of progress payments of $16,985 at both December 31, 2014 and September 30, 2014	102,465	109,930
Inventories, net	319,421	290,135
Prepaid and other current assets	58,347	62,569
Assets of discontinued operations	1,622	1,624
Total Current Assets	765,598	815,099
PROPERTY, PLANT AND EQUIPMENT, net	367,182	370,565
GOODWILL	367,091	371,846
INTANGIBLE ASSETS, net	227,834	233,623
OTHER ASSETS	25,849	27,102
ASSETS OF DISCONTINUED OPERATIONS	2,109	2,126
Total Assets	$1,755,663	$1,820,361

CURRENT LIABILITIES
Notes payable and current portion of long-term debt	$6,615	$7,886
Accounts payable	201,131	218,703
Accrued liabilities	83,120	101,292
Liabilities of discontinued operations	3,170	3,282
Total Current Liabilities	294,036	331,163
LONG-TERM DEBT, net of debt discount of $8,622 and $9,584	802,855	805,101
OTHER LIABILITIES	143,365	148,240
LIABILITIES OF DISCONTINUED OPERATIONS	3,542	3,830
Total Liabilities	1,243,798	1,288,334
COMMITMENTS AND CONTINGENCIES - See Note 19
SHAREHOLDERS’ EQUITY
Total Shareholders’ Equity	511,865	532,027
Total Liabilities and Shareholders’ Equity	$1,755,663	$1,820,361

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	Three Months Ended December 31,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$7,471	$3,236
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	17,260	16,793
Stock-based compensation	2,577	1,675
Asset impairment charges - restructuring	—	109
Provision for losses on accounts receivable	156	185
Amortization of deferred financing costs and debt discounts	1,634	1,606
Deferred income taxes	1,501	(239)
Loss on sale/disposal of assets	171	53
Change in assets and liabilities, net of assets and liabilities acquired:
Decrease in accounts receivable and contract costs and recognized income not yet billed	24,824	12,835
Increase in inventories	(32,658)	(33,915)
Increase in prepaid and other assets	(2,177)	(1,628)
Decrease in accounts payable, accrued liabilities and income taxes payable	(30,051)	(27,532)
Other changes, net	1,242	543
Net cash used in operating activities	(8,050)	(26,279)
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property, plant and equipment	(18,921)	(17,916)
Acquired businesses, net of cash acquired	—	(21,781)
Proceeds from sale of assets	107	224
Net cash used in investing activities	(18,814)	(39,473)
CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	(1,910)	(1,719)
Purchase of shares for treasury	(13,170)	(55,189)
Proceeds from long-term debt	10,279	57,635
Payments of long-term debt	(11,295)	(25,246)
Change in short-term borrowings	(1,201)	9,940
Financing costs	(29)	(681)
Purchase of ESOP shares	—	(1,591)
Tax benefit from exercise/vesting of equity awards, net	342	273
Other, net	102	31
Net cash used in financing activities	(16,882)	(16,547)
CASH FLOWS FROM DISCONTINUED OPERATIONS:
Net cash used in operating activities	(380)	(299)
Net cash used in discontinued operations	(380)	(299)
Effect of exchange rate changes on cash and equivalents	(1,713)	(158)
NET DECREASE IN CASH AND EQUIVALENTS	(45,839)	(82,756)
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	92,405	178,130
CASH AND EQUIVALENTS AT END OF PERIOD	$46,566	$95,374

Griffon evaluates performance based on Earnings per share and Net income excluding restructuring charges, acquisition-related expenses, and discrete tax items, as applicable. Griffon believes this information is useful to investors. The following table provides a reconciliation of Net income to adjusted net income and earnings per share to Adjusted earnings per share:

GRIFFON CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME
(in thousands, except per share data)
(Unaudited)

	For the Three Months Ended December 31,
	2014	2013
Net income	$7,471	$3,236

Adjusting items, net of tax:
Restructuring charges	—	522
Acquisition costs	—	495
Discrete tax provision (benefits)	349	(289)

Adjusted net income	$7,820	$3,964

Diluted income per common share	$0.16	$0.06

Adjusting items, net of tax:
Restructuring charges	—	0.01
Acquisition costs	—	0.01
Discrete tax provisions (benefits)	0.01	(0.01)

Adjusted earnings per common share	$0.16	$0.07

Weighted-average shares outstanding (in thousands)	48,136	54,633